                                                                     EXHIBIT 4.2


               No.       Date of Issue: April 30, 2001        $



                            VINEYARD NATIONAL BANCORP
                             9590 Foothill Boulevard
                           Rancho Cucamonga, CA 91730


                     10% CONVERTIBLE SUBORDINATED DEBENTURE


                                   OBLIGATION

        Vineyard National Bancorp, a California corporation (the "Bancorp") for value received, hereby promises to pay to ____ of ____ or registered assigns, at the office or agency of the Bancorp for that purpose in the City of Rancho Cucamonga, State of California, a principal sum of $____ on June 30, 2008, in lawful money of the United States of America, unless the Debenture has been duly called for redemption, and payment of the redemption price has been made or provided for, or unless the Debenture has been converted into common stock of the Bancorp prior to maturity or redemption, in accordance with the terms of the offering for this Debenture.

        Bancorp further promises to pay interest on the principal sum from time to time remaining on this Debenture at the rate of ten percent (10%) per annum to the registered holder from the date hereof, payable quarterly on the last business day of March, June, September and December of each year commencing on the first interest payment date after the date on which this Debenture was issued until payment of the principal sum has been made or duly provided for, subject to certain terms, conditions and exceptions provided herein.

                                  AUTHORIZATION

        This Debenture is one of a duly authorized issue of Debentures of the Bancorp, designated as its 10% Convertible Subordinated Debentures, due June 30, 2008 (the "Debentures"), limited to a minimum aggregate principal amount of three million dollars ($3,000,000) and a maximum aggregate principal amount of five million dollars ($5,000,000) all issued or to be issued under and pursuant to a Trust Indenture dated April 30, 2001 (the "Indenture"), duly executed and delivered to Union Bank of California, N.A., as Trustee (the "Trustee"), which Indenture and all indentures supplemental thereto are hereby incorporated by reference in and made a part of this instrument; the Indenture is hereby referred to for a description of the rights, limitation of rights, obligations, duties, and immunities thereunder of the Trustee, the Bancorp, and the registered holders or designated holder ("holders" or "holder") of the Debentures.

                                  DENOMINATION

        This Debenture is issued without coupons, and the denomination shall be twenty-five thousand dollars ($25,000), or any multiple of twenty-five thousand dollars ($25,000).

                                     DEFAULT

        In case an Event of Default, as defined in the Indenture, occurs and continues, the principal hereof may be declared due and payable, and on that declaration shall become due and payable in the manner, with the effect, and subject to the conditions provided in the Indenture.

                             SUPPLEMENTAL INDENTURES

        The Indenture contains provisions permitting the Bancorp and the Trustee, with the consent of holders of not less than a majority in aggregate principal amount of the Debentures at the time outstanding to execute supplemental provisions to or change in any manner, the rights of the holders of the Debentures; provided, however, that no supplemental indenture shall permit certain modifications or amendments affecting the basic terms of this Debenture, as described more specifically in Article IX of the Indenture, without the consent of the holder of each Debenture so effected. It is also provided in the Indenture that prior to any declaration accelerating the maturity of the Debentures on account of Default, holders of a majority in aggregate principal amount of the Debentures at the time outstanding may, on behalf of the holders of all the Debentures, waive any past default under the Indenture and its consequences, except a default in the payment of the principal of or interest on any of the Debentures. Any consent or waiver of the holder of this Debenture (unless revoked as provided in the Indenture) shall be conclusive and binding on that holder and on all future holders and owners of this Debenture, and of any Debenture issued in exchange or substitution therefore, irrespective whether or not any notation of that consent or waiver is made on this Debenture.

                              PAYMENT OF DEBENTURE

        No reference to the within Indenture and no provision of this Debenture or of the Indenture shall alter or impair the obligation of the Bancorp, which is absolute and unconditional, to pay the principal of and interest on this Debenture at the place, at the respective times, at the rate and in the lawful money as herein prescribed.

                                   REDEMPTION

        The Debentures may be redeemed at the option of the Bancorp, in whole or in part, from time to time (selected by lot) at any time on or after July 1, 2003, on notice of not less than 30 but not more than 60 days prior to the redemption date, on the condition that for 90 days prior to the redemption date the average closing price of the Bancorp's common stock on the Over-the-

Counter Bulletin Board (OTCBB) equaled or exceeded $6.00 per share (adjusted as necessary for any stock split, recapitalization, merger, reorganization or other such event affecting the stock's price). The prices for redemption of the Debentures are expressed as percentages of the principal amount, plus accrued interest to the redemption date. The percentages of the principal amount, redeemed during the twelve month periods beginning on July 1 of the years shown below, are:

               2003                               103%
               2004                               102%
               2005                               101%
               2006 and thereafter                100%

Payment of principal and interest on the Debentures may be accelerated in the case of certain events of default.

                              TRANSFER OF DEBENTURE

        On due presentment of this Debenture at the above-mentioned office or agency of the Trustee in Los Angeles, California for registration of a permitted transfer, a new Debenture or Debentures for a like aggregate principal amount, will be issued to the transferee as provided in the Indenture. The Debenture holder shall pay the reasonable expenses and charges of the Bancorp and Trustee in connection therewith, together with a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto.

        Prior to the registration of transfer of this Debenture, the Bancorp, the Trustee, and any paying agent may deem and treat only the registered Debenture holder as the absolute owner for the purpose of receiving payment of or on account of the principal of the Debenture (and premium, if any) and interest thereon, and for all other purposes.

                                LIMITED LIABILITY

        The holder or holders of this Debenture shall not have any recourse for the payment of the principal of (or premium, if any), or the interest on this Debenture, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator, shareholder, officer or director, or attorney, past, present or future, of the Bancorp or Trustee, or of any successor corporation, whether by virtue of any constitution, statute, or rule of law, or by the enforcement of any assessment or penalty or otherwise. The holder or holders of this Debenture, as part of the consideration therefore, expressly waive all liability and release claims against the foregoing persons in connection with this Debenture.

                 CONVERSION OF DEBENTURE INTO EQUITY SECURITIES

        This Debenture is convertible at the option of the registered holder at any time prior to its maturity or redemption. This Debenture will be convertible into fully paid and non-assessable shares of Bancorp common stock at the rate of one (1) share for each five dollars ($5.00) principal amount to be converted, with minimum conversion amounts of twenty-five thousand dollars each. In order to exercise the conversion privilege granted, the holder of this Debenture will surrender this Debenture to the Bancorp with the election of conversion form below duly executed. If the common stock into which this Debenture is convertible is to be issued in a name or names other than that of the registered holder of this Debenture, the Debenture must bear or be accompanied by proper endorsement or assignment of the Debenture.

                         NOTICE OF CONVERSION AND RIGHT

        A holder desiring to convert this Debenture into capital stock must give written notice to the Bancorp and, simultaneously with the giving of election of conversion, surrender this Debenture at the principal office of the Bancorp in Rancho Cucamonga, California. The Bancorp will promptly issue to the holder the shares of stock into which this Debenture is to be convertible. Shares of the capital stock of the Bancorp issued on the conversion of this Debenture will not be entitled to any dividend declared on the stock prior to the date of receipt by the Bancorp of the notice of election to convert and this Debenture accompanied by any instrument of assignment and transfer, and on conversion the holder shall be entitled to any interest on this Debenture which is due and payable at or prior to the date notice of conversion is received by the Bancorp.

                     SURRENDER OR CANCELLATION OF DEBENTURES

        This Debenture will be deemed to have been surrendered for conversion, and to have been converted, at the close of business on the date on which the Debenture is received by the Bancorp or a designated agent of the Bancorp with the attached Election to Convert form duly executed, and upon receipt of the Debenture and Election to Convert form the Bancorp will promptly issue and deliver to the person or persons entitled a certificate or certificates of its stock evidencing the number of shares into which this Debenture shall have been converted. The Bancorp will then cancel this Debenture, and in the event that less than the entire principal amount is converted, the Bancorp will issue a new Debenture for the balance not so converted.

                                 AUTHENTICATION

        This Debenture shall not be valid or become obligatory for any purpose until the certificate of authentication herein shall have been executed by or on behalf of the Trustee under the Indenture referred to above.

        IN WITNESS WHEREOF, the Bancorp has caused this Debenture to be signed by its Chair of the Board, President, or one of its Vice-Presidents, and by its Secretary or Chief Financial Officer, and has caused its corporate seal to be affixed hereto or a facsimile thereof printed hereon.

       Dated:                         VINEYARD NATIONAL BANCORP
                                      A California corporation


                                      By:
                                      Norman Morales, President


                                      ATTEST:

                                      By:
                                      Sara F. Ahern, Secretary

                          CERTIFICATE OF AUTHENTICATION


        The undersigned Trustee certifies that this is one of the Debentures in the series described as Vineyard National Bancorp 10% Convertible Subordinated Debentures in the aforementioned Indenture.

Dated:

                                       Trustee: Union Bank of California, N.A.


                                       By:

                                       ----------------------------------------
                                       Alison T. Braunstein, Authorized Officer

                     ELECTION TO CONVERT DEBENTURE TO SHARES

        The undersigned holder of this Debenture surrenders $____________ aggregate principal amount of the Vineyard National Bancorp 10% Convertible Debenture for conversion on the terms and conditions set forth in the Debenture, and requests that the shares issuable on conversion be issued to the following person or persons:

       Name                                  Address
       ----                                  -------

----------------------------------    ---------------------------------

                                      ---------------------------------

Dated:

----------------------------------
Signature of Registered Owner


NOTE: In the event that the aggregate principal amount of the within Debenture which is being surrendered for conversion has not been specified, it is agreed that the entire aggregate principal amount evidenced by the within Debenture will be deemed to have been so surrendered for conversion into shares of common stock of the Bancorp.